Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

PRESS RELEASE April 18, 2007 For Immediate Release Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported first quarter 2007 unaudited net income of $1.700 million, a 6.4% increase over year-earlier results of $1.597 million. Earnings per share for the quarter totaled $0.47 as compared with $0.44 a year ago, an increase of 6.8% on approximately 58,000 fewer average shares outstanding.

In a prepared statement released this morning, Jan P. Updegraff, Vice Chairman & CEO, stated:

"The improvement in our first quarter net income, compared to that for the same period a year earlier, resulted from increases in both net interest income and non-interest income. These improvements in revenue were tempered somewhat by an increase in operating expenses.

Despite continuing pressure on the net interest margin, which decreased 5 basis points from 3.71% in the first quarter of 2006 to 3.66% in the most recently completed quarter, our net interest income increased $43 thousand. This increase was due to the strong loan growth experienced throughout 2006 that continued through the first quarter of this year. On average, our total loans have increased $59.1 million from an average of $428.4 million in the first quarter of 2006 to an average of $487.5 million in the first quarter of this year. This growth has been reflected in all segments of our loan portfolio, with average mortgages increasing $36.8 million, and total average consumer and commercial loans increasing $12.7 million and $9.6 million, respectively.

Non-interest income rose $560 thousand or 17.3% from $3.243 million to $3.803 million. This increase was significantly impacted by the March sale of a property which had been foreclosed upon during 2005. The sale of this property resulted in a pre-tax gain of $464 thousand.

A $419 thousand or 6.0% increase in operating expenses from $6.957 million to $7.376 million resulted primarily from higher compensation, marketing and advertising, and occupancy costs."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.